Exhibit 99.1

NorthStar Realty Finance Corp. Announces Final Exchange Consideration for Exchange Offer for

NorthStar Realty Limited Partnership’s 7.50% Exchangeable Senior Notes

NEW YORK, NY — March 25, 2014 — NorthStar Realty Finance Corp. (NYSE: NRF) (the “Company”) announced today that it has determined the final exchange consideration in connection with the Company’s previously announced offer to exchange (the “Exchange Offer”) newly issued 3.00% Senior Notes due 2014 (the “New Notes”) of the Company for any and all outstanding 7.50% Exchangeable Senior Notes due 2031 (the “7.50% Exchangeable Notes”) of NorthStar Realty Finance Limited Partnership, the Company’s operating partnership.

The final exchange consideration per $1,000 principal amount of 7.50% Exchangeable Notes accepted for exchange in the Exchange Offer is $2,789.21 of New Notes.  The amount of New Notes issued will be subject to rounding as described in the Company’s prospectus, dated March 25, 2014, relating to the Exchange Offer (the “Prospectus”).  In addition, holders will receive, in respect of their 7.50% Exchangeable Notes that are accepted for exchange, accrued and unpaid interest to, but excluding, the settlement date of the New Notes.

The final exchange consideration was determined in accordance with the exchange ratio described in the Prospectus.  The final exchange consideration per $1,000 principal amount of 7.50% Exchangeable Notes accepted for exchange in the Exchange Offer is equal to 102% of the product of (1) 170.4790 (the conversion ratio of the 7.50% Exchangeable Notes at the expiration date), multiplied by (2) $16.0402 (the arithmetic average of the daily volume-weighted average prices of the Company’s common stock on the New York Stock Exchange over the 15 consecutive trading day period beginning on March 5, 2014 and ending on March 25, 2014).

The Exchange Offer is being made upon the terms and subject to the conditions set forth in the Prospectus, which forms a part of the Company’s registration statement on Form S-4 (Registration No. 333-194245) (the “Registration Statement”), and the related letter of transmittal (the “Letter of Transmittal”).  The Registration Statement was declared effective by the Securities and Exchange Commission on March 25, 2014.  The Exchange Offer will expire at 11:59 p.m., New York City time, on March 27, 2014, unless extended or earlier terminated by the Company.  Tendered 7.50% Exchangeable Notes may be withdrawn at any time prior to the expiration date and after 5:00 p.m., New York City time, on April 24, 2014, which is the 40th business day after the commencement of the Exchange Offer, if the Company has not accepted the 7.50% Exchangeable Notes for exchange.

The Exchange Offer is subject to certain conditions, including the requirement that no stop order suspending the effectiveness of the Registration Statement or any proceeding for that purpose is outstanding. The Exchange Offer is not conditioned on any minimum principal amount of 7.50% Exchangeable Notes being tendered. The Company may not waive the condition that there be no stop order suspending the Registration Statement’s effectiveness or that any proceeding for that purpose is outstanding.

Subject to applicable law, the Company may waive certain other conditions applicable to the Exchange Offer or extend, terminate or otherwise amend the Exchange Offer in its sole discretion.

This press release shall not constitute an offer to sell or exchange or the solicitation of an offer to buy or exchange nor shall there be any sale or exchange of the New Notes in any state or other jurisdiction in which such an offer, solicitation, sale, exchange or purchase would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Deutsche Bank Securities is acting as dealer manager for the Exchange Offer.  Global Bondholder Services Corporation is acting as information and exchange agent for the Exchange Offer.  Information concerning the terms of the Exchange Offer may be obtained by contacting Deutsche Bank Securities at (844) 758-6740 (toll-free).  Copies of the Registration Statement, the Prospectus, the Letter of Transmittal and other materials related to the Exchange Offer, may be obtained at no charge from the information and exchange agent at (866) 924-2200 (toll-free) or from the Securities and Exchange Commission’s web site at www.sec.gov.  Information on the procedures for tendering in the Exchange Offer may be obtained by contacting the information and exchange agent at the telephone number provided above.  The materials related to the Exchange Offer contain important information that should be read carefully before any decision is made with respect to the Exchange Offer.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate investment and asset management company that is organized as a REIT. NorthStar Realty Finance Corp. has announced a plan to spin-off its asset management business into a separate public company.

Safe-Harbor Statement

Certain items in this press release may constitute forward-looking statements, which can be identified by words like “expect,” “will,” “intend” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar’s expectations include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, and the completion of the Exchange Offer on the terms contemplated, if at all. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For Further Information:

Investor Relations

Joe Calabrese

(212) 827-3772